Exhibit 99.1

KIRBY CORPORATION	Contact: Brian Carey
713-435-1413

FOR IMMEDIATE RELEASE

KIRBY CORPORATION COMPLETES THE PURCHASE OF STEWART & STEVENSON LLC AND REPORTS ON THE IMPACT OF HURRICANES HARVEY AND IRMA

Houston, Texas (September 13, 2017) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced the closing of the acquisition of substantially all of the assets and businesses of Stewart & Stevenson LLC (“Stewart & Stevenson”) for approximately $756.5 million, before post-closing adjustments.  The purchase was funded with 5.7 million shares of Kirby common stock valued at $366.6 million and $377.0 million in cash through Kirby’s revolving credit facility, as well as assumed debt of $12.9 million.  The cash consideration includes an adjustment for working capital due to increased receivables and inventory, and the assumed debt is for additional property.  Kirby also announced today that Hurricanes Harvey and Irma caused little damage to Kirby vessels and minor flooding to one facility.

David W. Grzebinski, Kirby’s President and Chief Executive Officer, commented on Stewart & Stevenson, “We are pleased to welcome the employees of Stewart & Stevenson to Kirby, and are excited to begin realizing the benefits of the combined distribution and services business.  While purchase price allocations are not final, we expect the transaction to be $0.02 - $0.04 per share accretive to 2017 fourth quarter earnings.  The market continues to develop favorably as reflected by the increase in working capital levels.  However, the full benefit from the earnings contribution is likely to be partially offset in the quarter by one-time integration and transaction-related expenses.  We will include a more definitive earnings assessment of Stewart & Stevenson in our 2018 full year guidance on our fourth quarter earnings call in January.”

Regarding Hurricanes Harvey and Irma, Mr. Grzebinski said, “I commend all of our operations and vessel personnel who saw us through the hurricanes safely, and I am grateful for the support work of our shoreside staff.  Though many of our colleagues have experienced significant damage to their homes and property, we are thankful that all Kirby employees and their families emerged unharmed from the storms.”

Commenting on the hurricanes’ impact to Kirby’s operations, Mr. Grzebinski stated, “Harvey has significantly dislocated normal supply and distribution routes in our inland barge business. Ports from Corpus Christi to Houston started closing on August 23rd, and began reopening on September 1st.  The storm also disrupted over 50% of U.S. petrochemical capacity and over 25% of refinery capacity, though many plants have returned to normal operations.  Irma has also significantly disrupted our offshore business.”

Mr. Grzebinski continued, “We expect lost revenues and costs associated with recovery efforts for both hurricanes to impact third quarter earnings by $0.06 - $0.08 per share.  For Harvey, the lost revenues have been partially offset by an increase in our vessel utilization as the U.S. Gulf Coast petrochemical and refinery complex returns to normal operations.  As such, we believe third quarter earnings results will fall within our previously provided guidance range, although towards the low end after the negative impact from the storms.”

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, fork lifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.